HEI Exhibit 10.2

HAWAIIAN ELECTRIC INDUSTRIES, INC.

LONG-TERM INCENTIVE PLAN (LTIP)

Pursuant to Section 3.1 of the 1987 Stock Option and Incentive Plan of Hawaiian Electric Industries, Inc., as amended and restated effective January 22, 2008, the Compensation Committee of the Board of Directors of Hawaiian Electric Industries, Inc. (HEI) establishes and adopts the following Long-Term Incentive Plan (LTIP).

1.	PURPOSE

The purpose of the LTIP is to encourage a high level of sustained performance by HEI and its subsidiaries (the “Company”) through the establishment of specific long-term financial goals, the accomplishment of which will require a high degree of competence and diligence on the part of certain key employees of the Company selected to participate in the LTIP and will be beneficial to the owners and customers of the Company.

2.	DEFINITIONS

The following definitions apply to the LTIP:

2.1	“Award” means payment made in accordance with the provisions of the LTIP.

2.2	“Committee” means the Compensation Committee of the Board of Directors of HEI.

2.3	“Deferred Account” means an unfunded account within which a Participant’s deferred Awards and accrued interest are accumulated.

2.4	“Executives” means the senior officers and managers responsible for determining business and strategic policies.

2.5	“Participant” means an employee selected to participate in the LTIP.

2.6	“Performance Goals” means the performance objectives of the Company established for the purpose of determining any incentive Award for a Performance Period.

2.7	“Performance Period” means the three-year calendar period over which performance is measured.

3.	BASIC PLAN CONCEPT

The LTIP provides an opportunity for Participants to earn incentive compensation Awards depending on the level of Company performance. Performance will be based on a three-year period beginning January 1 of the first year of the Performance Period and ending December 31 of the third year of the Performance Period. Awards may be based on Company performance plus additional goals or objectives. When awards are granted, payments will be made in cash and/or HEI Common Stock at the sole discretion of the Committee during the year following the end of each Performance Period unless voluntarily deferred by the Participant. Stock awards are subject to the availability of authorized shares.

4.	ADMINISTRATION

The LTIP will be administered by the Committee which will determine:

4.1	Participants;

4.2	Performance Goals;

4.3	Incentive award levels;

4.4	Performance Goal results; and

4.5	Amount of the actual award, if any, to be made to each Participant and whether it should be granted in cash and/or HEI Common Stock.

5.	PARTICIPATION

The Committee will select Participants from those executives whose decisions and actions contribute directly to the Company’s long-term success. No employee will have the automatic right to be selected as a Participant in the LTIP for any Performance Period, nor, if so selected, be entitled automatically to an Award, nor, having been selected as a Participant for one Performance Period, be automatically selected as a Participant in any subsequent Performance Period.

Participants who are placed in the plan after the start of the Performance Period or who terminate employment as a result of retirement, death or disability, within the Performance Period or transfer to a position that is not included in the LTIP, will be eligible to receive that portion of the award represented by the number of complete months of eligibility during the Performance Period divided by 36; provided that a Participant must have been in a position included in the LTIP for at least 12 full months during the Performance Period.

Upon a change-in-control as defined in the Hawaiian Electric Industries, Inc. 1987 Stock Option Incentive Plan, as amended and restated effective January 22, 2008, participants shall immediately be entitled to receive an award calculated by applying the target level percentage to the Participant’s salary midpoint (the middle salary level in a salary range for a particular job grade or position) prorated by the number of complete months of employment during the applicable three-year period divided by 36. The payment shall be made in cash as soon practical after the change-in-control.

6.	PERFORMANCE GOALS

The Committee will establish, for each Performance Period, Performance Goals designed to accomplish such financial and strategic objectives as it may from time to time determine appropriate. The Committee may make adjustments to the Performance Goals for any Performance Period as it deems equitable in recognition of: extraordinary or nonrecurring events experienced by the Company during the Performance Period, or changes in applicable accounting rules or principles or changes in the Company’s methods of accounting during the Performance Period.

7.	DETERMINATION OF AWARDS

Subject to the provisions of Section 6, the Committee will determine the Awards, if any, to be made to each Participant for each Performance Period. Awards made will be based primarily on the level of performance within the performance range, but may also be based on each Participant’s contribution to overall Company performance during the Performance Period. The Award for each Participant will be calculated by applying an Award percentage to each Participant’s salary range midpoint.

8.	PAYMENT OF AWARDS

8.1	Payment of Nondeferred Awards – The payment of Awards for any Performance Period will be made in cash or HEI Common Stock to the Participant as soon as practical after the close of the Performance Period unless, in the case of a cash award, the Participant irrevocably elected to defer payment of all or a portion of the Award as provided in subparagraph 8.2 below by filing a written election form with the Company before the beginning of the Performance Period or before the executive begins service as a Participant for the Performance Period.

8.2	Payment of Deferred Cash Awards – Each deferred Award will be credited to the Participant’s Deferred Account and will be paid to the Participant, or to his or her beneficiary or estate in the event of his or her death, at the end of the deferral period in cash lump sum or in installments, as provided in the written election form. Amounts credited to a Participant’s Deferred Account shall be credited each year with an amount equivalent to interest, compounded quarterly, at the annual rate commensurate with the prevailing interest rate on three-year certificates of deposit at American Savings Bank, F.S.B., as of January 1 of that year. Such Deferred Account will be credited with interest from the date the Award would have been paid in cash to the date of receipt by the Participant under the Deferral Agreement. Despite any contrary provisions in the Participant’s written election form, the Committee, in its sole discretion, may decide to pay the balance in a Participant’s Deferred Account in a lump sum as soon as practical after the Participant’s employment by the Company is terminated for any reason.

8.3	In the event the payment of any portion of the awards is in HEI Common Stock, the number of shares of stock to be issued will be based on Fair Market Value. “Fair Market Value” means, as of any determination date, the average of the daily high and low sales prices of the Common Stock as quoted in the New York Stock Exchange on the date as of which Fair Market Value is to be determined, or if there is no trading of Common Stock on such date, the average of the daily high and low sales prices of the Common Stock as quoted on the New York Stock Exchange on the next preceding date on which there was trading in such shares, or if the Common Stock is not admitted to trade on the New York Stock Exchange, the Fair Market Value shall be determined by the Committee in such other reasonable manner as the Committee shall decide.

9.	ASSIGNMENTS AND TRANSFERS

Participants will not assign, encumber, or transfer their rights and interests under the LTIP; any attempt to do so will render the Participant’s rights and interests under the LTIP null and void.

10.	EMPLOYEE RIGHTS UNDER THE LTIP

No employee or other person will have any claim or right to be granted an Award under the LTIP. Neither the LTIP nor any action taken thereunder will be construed as giving any employee any right to be retained in the employ of the Company or any of its affiliated companies.

11.	WITHHOLDING TAXES

The Company will withhold the amount of any federal, state, or local income taxes attributable to any amounts payable under the LTIP.

12.	AMENDMENTS

The Committee may amend, suspend, or terminate the LTIP or any portion of it at any time.